UPS DRIVES HIGHER PROFIT IN 3Q16

•	3Q16 Diluted Earnings per Share Increased to $1.44

•	U.S. Domestic Deliveries per Day Climb 5.7% Driven by Ecommerce

•	Deferred Air Shipments Jump 10% and Next Day Air Increased 5.9%

•	International Operating Profit up 14% on Daily Package Growth of 7.5%

•	Daily Export Shipments up 7.1% Led by Double-Digit Gains in Asia

•	Total UPS Revenue up 4.9% with Headwinds from Fuel and Currency

ATLANTA, Oct. 27, 2016 (GLOBE NEWSWIRE) - UPS (NYSE:UPS) today announced third-quarter 2016 diluted earnings per share of $1.44, a 3.6% increase over the same period last year. International operating profit increased 14% to $576 million, achieving the seventh consecutive quarter of double-digit growth.

Total reported revenue was $14.9 billion, up 4.9% over the same quarter last year. Changes in fuel surcharges and currency exchange rates negatively affected revenue growth. On a currency-neutral basis, revenue increased 5.1%. In addition, lower fuel surcharge rates reduced revenue growth by approximately 50 basis points.

“We are providing value to UPS customers worldwide and our solutions enabled strong growth this quarter,” said David Abney, UPS chairman and CEO. ”The investments we are making in technology and capacity will ensure UPS continues to deliver great results well into the future.”

Outlook

The company does not provide full-year 2016 earnings per share guidance on a GAAP basis, or a reconciliation from its full-year 2016 adjusted earnings per share guidance to full-year 2016 GAAP earnings per share, because it is not possible to reliably forecast certain items that could impact GAAP earnings per share. In the fourth quarter, GAAP earnings per share is subject to an expected year-end mark-to-market (“MTM”) pension accounting adjustment, which could be material.

The MTM adjustment is significantly impacted by changes in interest rates, financial returns, demographics and other actuarial assumptions. As a result, the MTM pension adjustment is not included in the company’s 2016 full-year earnings per share guidance or a reconciliation to 2016 GAAP earnings.

The company’s adjusted earnings guidance for full-year 2016 remains at $5.70 to $5.90 per diluted share. Adjusted earnings per share refers to the company’s expectation for earnings per share before the impact of the expected MTM pension accounting adjustment.

“Through the third quarter we are performing according to our expectations, and we’ve taken the necessary steps to ensure we capitalize on record volume levels during peak season,” said Richard Peretz, UPS chief financial officer. “As a result, we remain confident in achieving our 2016 full-year guidance for adjusted diluted earnings per share.”

U.S. Domestic Package

U.S. Domestic revenue increased 4.8% over the third quarter of 2015, to $9.3 billion. Average daily package volume increased 5.7%, with Deferred Air products up 10%, Next Day Air up 5.9% and Ground products up 5.2%. Strong business-to-consumer (B2C) growth trends continued this quarter, while business-to-business (B2B) growth was positive primarily due to online retail returns.

Revenue per package increased 0.9% over the same period last year. Fuel surcharge rates reduced revenue per package growth by about 40 basis points. Increases in base rates offset changes in product and customer mix.

The underlying performance of the U.S. Domestic segment remains strong and is consistent with the first half of the year. Operating profit was $1.3 billion and operating margin was 13.5%.

International Package

International operating profit jumped 14% to $576 million, a record for any third quarter in company history. Volume growth in all products, base-rate increases and network efficiency gains contributed to the improved profitability.

Revenue was $3.0 billion, up 2.2% compared to the third quarter last year. On a currency-neutral basis, revenue was 3.1% higher. In addition, lower fuel surcharges reduced revenue growth by approximately 70 basis points. Daily Export volume increased 7.1%, on double-digit gains out of Asia and high-single digit cross-border shipments within Europe.

Revenue per package decreased 2.8% from the prior year, with currency-neutral yields down 1.9%. Additionally, lower fuel surcharge rates reduced revenue-per-package growth. Changes in trade lanes and product mix offset base rate improvements.

Supply Chain & Freight

Supply Chain and Freight revenue increased 8.1%, to $2.6 billion. Revenue growth was primarily due to the Coyote Logistics acquisition midway through the third quarter last year. Weak market conditions in the Air Freight Forwarding and LTL (less than truckload) markets weighed on top-line growth.

Market conditions in International Air Freight and the U.S. truckload brokerage industries remain soft. Despite these conditions, we saw increased loads in Coyote Logistics. The Forwarding business experienced tonnage growth in the Ocean and North American Air Freight products partially offsetting the decline in International Air Freight tonnage.

The Distribution unit experienced mid-single-digit revenue growth this quarter. Revenue gains in the Healthcare, Retail and Aerospace sectors led the unit higher.

UPS Freight LTL revenue per hundredweight increased 3.7% over the same period last year. Total tonnage remains challenged by current market conditions. The business unit continued to focus on disciplined revenue management and profitable trade lanes.

Cash Flow

For the nine months ended Sept. 30, UPS generated $5.4 billion in cash from operations, which includes a planned discretionary pension contribution of $1.2 billion in the third quarter. Free cash flow was $3.6 billion after making capital expenditures of $1.8 billion. The company paid dividends of about $2.0 billion and repurchased 19.5 million shares for $2.0 billion.

Conference Call Information:
UPS CEO David Abney and CFO Richard Peretz will discuss third quarter results with investors and analysts during a conference call at 8:30 a.m. ET, Oct. 27, 2016. That call is open to listeners through a live webcast. To access the call, go to www.investors.ups.com and click on “Quarterly Earnings” then “Webcast.”

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share to exclude the impact of fourth quarter mark-to-market pension accounting adjustments. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” Additionally, we disclose free cash flow as well as revenue and revenue per piece growth adjusted for the impact of foreign currency. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.

Free cash flow is defined as net cash from operations less capital expenditures, proceeds from disposals of property, plant and equipment, net change in finance receivables and other investing activities. We believe this metric is an important indicator of how much cash is generated by regular business operations and we use it as a measure of cash available to meet debt obligations and return cash to shareowners.

Currency neutral revenue and revenue per piece are calculated by multiplying prior period reported U.S. dollar revenue and revenue per piece by the prior period average exchange rates to derive prior period local currency revenue and revenue per piece. The derived prior period local currency revenue and revenue per piece are then divided by the average foreign currency exchange rates used to translate the company's financial statements in the comparable current year. The difference between the prior period reported U.S. dollar revenue and revenue per piece and the derived prior period U.S. dollar revenue and revenue per piece (including the impact of current period currency hedging activities) is added to the current period reported U.S. dollar revenue and revenue per piece to derive current period currency neutral U.S. dollar revenue and revenue per piece.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP revenue, operating profit, operating margin, income before taxes, net income, earnings per share and cash flow from operations, which are the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Except for historical information contained herein, the statements made in this release constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or anticipated results. These risks and uncertainties include, but are not limited to: general economic conditions, both in the U.S. and internationally; significant competition on a local, regional, national, and international basis; changes in our relationships with our significant customers; the existing complex and stringent regulation in the U.S. and internationally, changes to which can impact our business; increased security requirements that may increase our costs of operations and reduce operating efficiencies; legal, regulatory or market responses to global climate change; negotiation and ratification of labor contracts; strikes, work stoppages and slowdowns by our employees; the effects of changing prices of energy, including gasoline, diesel and jet fuel, and interruptions in supplies of these commodities; changes in exchange rates or interest rates; our ability to maintain the image of our brand; breaches in data security; disruptions to the Internet or our technology infrastructure; our ability to accurately forecast our future capital investment needs; exposure to changing economic, political and social developments in international and emerging markets; changes in business strategy, government regulations, or economic or market conditions that may result in substantial impairment of our assets; increases in our expenses or funding obligations relating to employee health, retiree health and/or pension benefits; the potential for various claims and litigation related to labor and employment, personal injury, property damage, business practices, environmental liability and other matters; our ability to realize the anticipated benefits from acquisitions, joint ventures or strategic alliances; our ability to manage insurance and claims expenses; and other risks discussed in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Form 10-Q for the quarterly period ended June 30, 2016, or described from time to time in our future reports filed with the Securities and Exchange Commission. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements.

United Parcel Service, Inc.
Selected Financial Data - Third Quarter
(unaudited)

	Three Months Ended
	September 30
	2016	2015	Change	% Change
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$9,289	$8,860	$429	4.8%
International Package	3,024	2,959	65	2.2%
Supply Chain & Freight	2,615	2,418	197	8.1%
Total revenue	14,928	14,237	691	4.9%

Operating expenses:
Compensation and benefits	7,857	7,458	399	5.3%
Other	5,037	4,795	242	5.0%
Total operating expenses	12,894	12,253	641	5.2%

Operating profit:
U.S. Domestic Package	1,252	1,258	(6)	(0.5)%
International Package	576	507	69	13.6%
Supply Chain & Freight	206	219	(13)	(5.9)%
Total operating profit	2,034	1,984	50	2.5%

Other income (expense):
Investment income and other	13	4	9	NA
Interest expense	(94)	(83)	(11)	13.3%
Total other income (expense)	(81)	(79)	(2)	2.5%

Income before income taxes	1,953	1,905	48	2.5%

Income tax expense	683	648	35	5.4%

Net income	$1,270	$1,257	$13	1.0%

Net income as a percentage of revenue	8.5%	8.8%

Per share amounts:
Basic earnings per share	$1.44	$1.40	$0.04	2.9%
Diluted earnings per share	$1.44	$1.39	$0.05	3.6%

Weighted-average shares outstanding:
Basic	880	895	(15)	(1.7)%
Diluted	885	903	(18)	(2.0)%

United Parcel Service, Inc.
Selected Operating Data - Third Quarter
(unaudited)

	Three Months Ended
	September 30
	2016	2015	Change	% Change

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,706	$1,662	$44	2.6%
Deferred	967	883	84	9.5%
Ground	6,616	6,315	301	4.8%
Total U.S. Domestic Package	9,289	8,860	429	4.8%
International Package:
Domestic	609	594	15	2.5%
Export	2,284	2,215	69	3.1%
Cargo and Other	131	150	(19)	(12.7)%
Total International Package	3,024	2,959	65	2.2%
Supply Chain & Freight:
Forwarding and Logistics	1,735	1,500	235	15.7%
Freight	701	740	(39)	(5.3)%
Other	179	178	1	0.6%
Total Supply Chain & Freight	2,615	2,418	197	8.1%
Consolidated	$14,928	$14,237	$691	4.9%

Consolidated volume (in millions)	1,162	1,114	48	4.3%

Operating weekdays	64	65	(1)	(1.5)%

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,361	1,285	76	5.9%
Deferred	1,260	1,141	119	10.4%
Ground	12,743	12,114	629	5.2%
Total U.S. Domestic Package	15,364	14,540	824	5.7%
International Package:
Domestic	1,612	1,495	117	7.8%
Export	1,176	1,098	78	7.1%
Total International Package	2,788	2,593	195	7.5%
Consolidated	18,152	17,133	1,019	5.9%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$19.59	$19.90	$(0.31)	(1.6)%
Deferred	11.99	11.91	0.08	0.7%
Ground	8.11	8.02	0.09	1.1%
Total U.S. Domestic Package	9.45	9.37	0.08	0.9%
International Package:
Domestic	5.90	6.11	(0.21)	(3.4)%
Export	30.35	31.04	(0.69)	(2.2)%
Total International Package	16.21	16.67	(0.46)	(2.8)%
Consolidated	$10.49	$10.48	$0.01	0.1%

United Parcel Service, Inc.
Supplemental Analysis of Currency - Third Quarter
(unaudited)

Currency Neutral Revenue Per Piece

	Three Months Ended				Currency
	September 30			Neutral
	2016	2015	% Change	Currency	2016*	% Change

Average Revenue Per Piece:
International Package:
Domestic	$5.90	$6.11	(3.4)%	$0.18	$6.08	(0.5)%
Export	30.35	31.04	(2.2)%	0.10	30.45	(1.9)%
Total International Package	$16.21	$16.67	(2.8)%	$0.15	$16.36	(1.9)%

Consolidated	$10.49	$10.48	0.1%	$0.02	$10.51	0.3%

* Adjusted amounts reflect impacts for currency exchange rate differences

Currency Neutral Revenue

	Three Months Ended				Currency
	September 30			Neutral
	2016	2015	% Change	Currency	2016*	% Change

Revenue (in millions):
U.S. Domestic Package	$9,289	$8,860	4.8%	$—	$9,289	4.8%
International Package	3,024	2,959	2.2%	26	3,050	3.1%
Supply Chain & Freight	2,615	2,418	8.1%	8	2,623	8.5%
Total revenue	$14,928	$14,237	4.9%	$34	$14,962	5.1%

* Adjusted amounts reflect impacts for currency exchange rate differences

United Parcel Service, Inc.
Selected Financial Data - Year to Date
(unaudited)

	Nine Months Ended
	September 30
	2016	2015	Change	% Change
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$27,388	$26,482	$906	3.4%
International Package	9,015	8,974	41	0.5%
Supply Chain & Freight	7,572	6,853	719	10.5%
Total revenue	43,975	42,309	1,666	3.9%

Operating expenses:
Compensation and benefits	23,448	22,524	924	4.1%
Other	14,632	14,168	464	3.3%
Total operating expenses	38,080	36,692	1,388	3.8%

Operating profit:
U.S. Domestic Package	3,587	3,483	104	3.0%
International Package	1,763	1,557	206	13.2%
Supply Chain & Freight	545	577	(32)	(5.5)%
Total operating profit	5,895	5,617	278	4.9%

Other income (expense):
Investment income and other	38	12	26	NA
Interest expense	(281)	(256)	(25)	9.8%
Total other income (expense)	(243)	(244)	1	(0.4)%

Income before income taxes	5,652	5,373	279	5.2%

Income tax expense	1,982	1,860	122	6.6%

Net income	$3,670	$3,513	$157	4.5%

Net income as a percentage of revenue	8.3%	8.3%

Per share amounts
Basic earnings per share	$4.15	$3.90	$0.25	6.4%
Diluted earnings per share	$4.13	$3.87	$0.26	6.7%

Weighted-average shares outstanding
Basic	885	901	(16)	(1.8)%
Diluted	889	908	(19)	(2.1)%

United Parcel Service, Inc.
Selected Operating Data - Year to Date
(unaudited)

	Nine Months Ended
	September 30
	2016	2015	Change	% Change

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$4,918	$4,810	$108	2.2%
Deferred	2,781	2,657	124	4.7%
Ground	19,689	19,015	674	3.5%
Total U.S. Domestic Package	27,388	26,482	906	3.4%
International Package:
Domestic	1,804	1,799	5	0.3%
Export	6,813	6,698	115	1.7%
Cargo and Other	398	477	(79)	(16.6)%
Total International Package	9,015	8,974	41	0.5%
Supply Chain & Freight:
Forwarding and Logistics	4,980	4,149	831	20.0%
Freight	2,050	2,202	(152)	(6.9)%
Other	542	502	40	8.0%
Total Supply Chain & Freight	7,572	6,853	719	10.5%
Consolidated	$43,975	$42,309	$1,666	3.9%

Consolidated volume (in millions)	3,435	3,316	119	3.6%

Operating weekdays	192	192	—	—%

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,313	1,252	61	4.9%
Deferred	1,195	1,163	32	2.8%
Ground	12,652	12,208	444	3.6%
Total U.S. Domestic Package	15,160	14,623	537	3.7%
International Package:
Domestic	1,576	1,534	42	2.7%
Export	1,155	1,112	43	3.9%
Total International Package	2,731	2,646	85	3.2%
Consolidated	17,891	17,269	622	3.6%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$19.51	$20.01	$(0.50)	(2.5)%
Deferred	12.12	11.90	0.22	1.8%
Ground	8.11	8.11	—	—%
Total U.S. Domestic Package	9.41	9.43	(0.02)	(0.2)%
International Package:
Domestic	5.96	6.11	(0.15)	(2.5)%
Export	30.72	31.37	(0.65)	(2.1)%
Total International Package	16.43	16.73	(0.30)	(1.8)%
Consolidated	$10.48	$10.55	$(0.07)	(0.7)%

United Parcel Service, Inc.
Supplemental Analysis of Currency - Year to Date
(unaudited)

Currency Neutral Revenue Per Piece

	Nine Months Ended				Currency
	September 30			Neutral
	2016	2015	% Change	Currency	2016*	% Change

Average Revenue Per Piece:
International Package:
Domestic	$5.96	$6.11	(2.5)%	$0.21	$6.17	1.0%
Export	30.72	31.37	(2.1)%	0.17	30.89	(1.5)%
Total International Package	$16.43	$16.73	(1.8)%	$0.19	$16.62	(0.7)%

Consolidated	$10.48	$10.55	(0.7)%	$0.03	$10.51	(0.4)%

* Adjusted amounts reflect impacts for currency exchange rate differences

Currency Neutral Revenue

	Nine Months Ended				Currency
	September 30			Neutral
	2016	2015	% Change	Currency	2016*	% Change

Revenue (in millions):
U.S. Domestic Package	$27,388	$26,482	3.4%	$—	$27,388	3.4%
International Package	9,015	8,974	0.5%	100	9,115	1.6%
Supply Chain & Freight	7,572	6,853	10.5%	40	7,612	11.1%
Total revenue	$43,975	$42,309	3.9%	$140	$44,115	4.3%

* Adjusted amounts reflect impacts for currency exchange rate differences

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Cash Flow Data
(unaudited)

Net Increase (Decrease) in Cash and Cash Equivalents
Preliminary
Year-to-Date
(amounts in millions)	September 30
Cash flows from operating activities	$5,363
Cash flows from investing activities	(2,027)
Cash flows from financing activities	(2,781)

Effect of exchange rate changes on cash and cash equivalents	14
Net increase in cash and cash equivalents	$569

Reconciliation of Free Cash Flow (non-GAAP measure)
Preliminary
Year-to-Date
(amounts in millions)	September 30
Net cash from operations	$5,363
Capital expenditures	(1,837)
Proceeds from disposals of PP&E	76
Net change in finance receivables	4
Other investing activities	(55)
Free cash flow (non-GAAP measure)	$3,551

Amounts are subject to reclassification.

Contacts:
Steve Gaut, Public Relations
404-828-8787
Scott Childress, Investor Relations
404-828-7957